EXHIBIT 5.1

OPINION OF LORI S. SHER

June 29, 2018

E*TRADE Financial Corporation

671 N. Glebe Road

Arlington, Virginia 22203

Re:	E*TRADE Financial Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel of E*TRADE Financial Corporation, a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 4,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) that may be issued under the E*TRADE Financial Corporation 2018 Employee Stock Purchase Plan (the “2018 Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, of the following: (i) the 2018 Plan; (ii) the Registration Statement in the form to be filed under the Act; (iii) the Amended and Restated Certificate of Incorporation of the Company, currently in effect; (iv) the Amended and Restated Bylaws of the Company, currently in effect; (v) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the 2018 Plan, the filing of the Registration Statement and certain related matters; (vi) the forms of enrollment agreements under the Plan (the “Enrollment Agreements”); (vii) the certificate and report of the inspector of elections at the Company’s annual meeting of stockholders held on May 10, 2018; and (viii) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

For purposes of the opinion set forth below, I have assumed that:

(a)	all Shares will be issued in accordance with the Enrollment Agreements in the form examined by me, and such Enrollment Agreements to be entered into are consistent with the 2018 Plan and are duly authorized, validly executed and delivered by the parties thereto;

(b)	the Board, or a duly authorized committee thereof, will take all necessary corporate action, including under the terms of the 2018 Plan, to authorize and approve the issuance of Shares under the 2018 Plan;

(c)	the consideration received by the Company for each Share delivered pursuant to the 2018 Plan shall not be less than the par value of the Common Stock; and

(d)	the registrar and transfer agent for the Common Stock will duly register such issuance.

Based upon the foregoing, I am of the opinion that the Shares to be issued under the 2018 Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable Award Agreement, will be validly issued, fully paid and nonassessable.

I am a member of the bar of the Commonwealth of Virginia and I do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Lori S. Sher
Lori S. Sher